Exhibit 23.1

Independent Auditors' Consent

The Board of Directors

Rome Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement no. 333-36282 on Form S-8 of Rome Bancorp, Inc. of our report dated January 24, 2001, relating to the consolidated balance sheets of Rome Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years then ended, which report has been included in the December 31, 2000 Annual Report on Form 10-KSB of Rome Bancorp, Inc.

/s/KPMG LLP

Syracuse, New York

March 27, 2001